EXHIBIT 16.1

September 7, 2012

Securities and Exchange Commission
Washington, DC  20549

Commissioners:

We have read Item 4.01 of Attitude Drinks Corporation’s Form 8-K dated September 1, 2012, and we agree with such statements insofar as they relate to our firm and the predecessor firm, Meeks International LLC.

/s/ Thomas, Howell, Ferguson, P.A
As successor to Meeks International LLC